Exhibit 99.1

News Release

For Immediate Release

September 8, 2014

NBTY and Alphabet Holding Appoint New Chief Financial Officer

Former Procter & Gamble Executive Has Nearly Two Decades of Experience

with Leading Consumer Brands

Ronkonkoma, NY — NBTY, Inc., a global manufacturer, marketer, distributor and retailer of vitamins and nutritional supplements, and its parent company, Alphabet Holding Company, Inc., today announced the appointment of Dipak Golechha as their Chief Financial Officer. Mr. Golechha comes to NBTY and Alphabet Holding from Chobani, where he served as Chief Financial Officer.  Previously, Mr. Golechha spent nearly two decades at Procter & Gamble, where he held various global leadership positions, including Chief Financial Officer of Global Feminine Health & Hygiene and Chief Financial Officer of Global Snacks. He begins his new role immediately and will be based in Ronkonkoma, NY.

“Dipak’s deep global experience in finance, operations and management will help us execute on our strategic agenda and drive growth for NBTY,” said Steve Cahillane, Chief Executive Officer of NBTY and Alphabet Holding. “This is an exciting time for the company. Dipak will be a key member of our leadership team and will play a pivotal role in the next era of growth for the business,” he added.

Mr. Golechha succeeds Mike Collins, who recently stepped down as Chief Financial Officer after three years with NBTY and Alphabet Holding.

Mr. Golechha, 40, earned his B.A. and M.A. in Economics from St John’s College, Cambridge University. He is fluent in several languages, including Hindi and Spanish, and is a master level chess player.

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About NBTY

NBTY has enriched the lives of consumers around the world by introducing innovative products and solutions to the health and wellness marketplace for more than 40 years. Our ongoing mission to deliver the highest quality nutritional supplements and wellness products has resulted in an extensive portfolio of well-known and trusted brands, including Nature’s Bounty®, Sundown Naturals®, Osteo Bi-Flex®, Solgar ®, Balance Bar®, MET-Rx®, Pure Protein®, Body Fortress®, Puritan’s Pride®, Vitamin World®, Holland & Barrett®, De Tuinen®

and many others. As a leading global manufacturer, marketer, distributor and retailer of more than 20,000 vitamins and nutritional supplements, NBTY is committed to supporting wellness by creating products that consumers want and making them easily available anywhere they shop. Learn more about our wellness vision and industry-leading products at www.nbty.com. Alphabet Holding is the parent company of NBTY.

Contact:

NBTY/Alphabet Holding:

Andrea Staub: +1 (631) 200-7459

andreastaub@nbty.com

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